Exhibit 99.2

COLUMBIA BANKING SYSTEM, INC.

QUESTION & ANSWER SESSION

CONFERENCE CALL

March 29, 2007

1:30 p.m. PDT

Operator:	At this time I would like to remind everyone, if you would like to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Matthew Clark with KBW. Please go ahead.

Melanie Dressel:	Hi, Matthew.

Matthew Clark:	Good—hey good afternoon. Just a few questions if I may. The first relates to Mount Rainier Bank. Can you just talk about—it appears that they’re somewhat overcapitalized. Can you just talk about what you might do with that and how quickly you might leverage excess capital?

Gary Schminkey:	This is Gary, Matthew. As we put the three together, we’ll go through calculations to see exactly where we are with our capital. We’re pretty close right now. But at this point, you know, we’ll look at our capital management alternatives at a later date.

Matthew Clark:	Okay. And then can you maybe just quickly touch on what the legal—or the in-house lending limits have been at both franchises?

Melanie Dressel:	Roy?

Roy Brooks:

At Mount Rainier Bank—it’s a national bank, so our lending limit is only 15% of capital, and that’s one of the reasons we would like to have the capital up so the lending limit could be increased.

Obviously I came out of another industry. I’m out of the high tech business, and I’ve never known a company to go broke because they had too much money. And that’s kind of a philosophy that I’ve adopted. And I know that’s not really appropriate with the banking industry, but I’m sure Gary can fix that.

But by having our capital number up at 15% of the capital, it allowed us to have a lending limit just over $3 million. And we’ve obviously had to turn away from business from time to time because we just couldn’t expand enough to get there.

Melanie Dressel:	Bruce?

Bruce Bryant:	Our lending limit has been about $3 million is our house limit. We do a fair amount of commercial real estate, so that $3 million is assuming that it’s secured with a first lien on real estate at normal loan to value.

Melanie Dressel:	And ours is about $35 million.

Matthew Clark:	Right. Okay. And then lastly can you just talk about any, you know, reinvestment needs, whether it be along the lines of additional headcount or—and kind of what are you branch expansion plans are for both franchises?

Melanie Dressel:	Well, I think that we’re going to approach all of the markets where we’re in in a fashion that—for instance at Columbia, we have branch locations already spread out for the next five years roughly. And quite a bit of that growth was expected in the King County market.

We would look at, for instance, the Portland market for opportunities to expand and to have Bruce and his staff continue to branch. We will, however, do this in a methodical and strategic way so that it doesn’t have too much of an impact on earnings.

We’ve been saying that we would probably do two to three new branches a year and I would probably now say between three and four branches a year. That may be overly optimistic just because of the permitting issues that come up, but I would say three would be a safe number.

Matthew Clark:	And then along the lines of the FTEs — Any needs there that you see at each other franchise?

Melanie Dressel:

I think with the combined groups that we’re not going to anticipate any large increases in staff numbers. We’re always looking for opportunities to find really, really solid bankers. And by bankers, I mean people that not only are lenders but also deposit gatherers. And I think that’s the reason why we’ve been able to have such a high core deposit ratio of over 73% of our deposits.

And we are very fortunate to have people that contact us — and I know that Roy and Bruce do as well — who are interested in joining our organizations, and I would hope that that would continue. But in terms of increases to FTEs because of these two transactions, I would not see that as an issue.

Matthew Clark:	Thank you.

Operator:	Your next question comes from Jeff Rulis with D. A. Davidson. Please go ahead.

Melanie Dressel:	Hi, Jeff.

Jeff Rulis:	Hi there. Good afternoon. You know, could you touch on using the Columbia bank name in Portland? I didn’t—I thought there was some, you know, trouble getting the rights to do that given other banks in the area named Columbia. Was that a hurdle to pass or did I just have that wrong?

Melanie Dressel:	No. Actually, Columbia is a very common name in Oregon. And it’s used by two other banks—or at least Columbia is in their name, so we were advised that it was not going to be an issue.

Jeff Rulis:	And then, this may be for Gary — do you have any expected cost savings in the deal or revenue enhancements either combined or separated out?

Gary Schminkey:	Yes. We certainly have some ideas to enhance revenue with the additional products and services that we would offer. As far as the modeling is concerned, typically for each one, we’re probably in the 20 to 21% cost saves, which based on the size isn’t all that much.

Jeff Rulis:	Right.

Gary Schminkey:	We may also bring some participated loans back to Columbia and we will certainly be able to increase loan limits.

Jeff Rulis:	Yes.

Melanie Dressel:	One of the other real advantages is to be able to spread technology expense over a larger size organization. And of course technology needs in our industry continue to climb; we also see that as a very positive thing.

Jeff Rulis:	Okay. And sort of a related question — you touched on—operating platforms were similar. What were those at each respective bank, if I could ask?

Gary Schminkey:	Both institutions are running on a FISERVE platform right now, of which ITI and PCS operate in the same division.

Jeff Rulis:	Okay.

Gary Schminkey:	We really don’t’ see many issues as far as the conversions. We currently use the ITI interface in our branches in our branches. So from a branch perspective, those systems will be the same.

Jeff Rulis:	Okay. Thanks.

Melanie Dressel:	Yes.

Gary Schminkey:	Thanks, Jeff.

Operator:	Your next question comes from Louis Feldman with Punk Ziegel and Company.

Melanie Dressel:	Hello.

Louis Feldman:	Good afternoon. Now why the East side?

Melanie Dressel:	You know, why not?

Louis Feldman:	Well I…because a lot of the growth is on the west side. I mean granted, Intel is shrinking a little bit, but, you know, there’s a lot more room to grow on the West side than there is on the East side. There are greater—metro has greater boundary constraints on the East side than they do on the West side at this point in time.

Melanie Dressel:	Well, I’ll give you my perspective and then I’ll see if Bruce wants to weigh in on this. You know, obviously Town Center has been very effective on the East side as their performance would indicate. And it is a growing area. There’s probably less competition on the East side than there is on the West side. And we certainly don’t intend to not look at other areas in Portland, but the east side has served Town Center very well. Bruce, did you want to add anything?

Bruce Bryant:

Sure. The East side has been very good to us. I think you look at our history and our growth, and that really does speak for itself. The urban growth boundaries that we deal with in Oregon and in particularly the metro area, 95% of the residential land available for future development is located about three miles from where I’m sitting right now. It’s a huge area for future growth.

Within the next 20 years, the most conservative estimates put that area as having 70,000—a city of 70,000 people. And that’s in a market area right now that has—our newest city Damascus—I think their official records are like 3,000. So not only are we facing a lot of growth now, but the forecasts are really just pretty exciting.

Louis Feldman:

But—I mean Bruce, I guess, you know, my question is we’re going to run into issues of the farm, you know, Happy Valley and Damascus have been talking a lot about the farm trust issues, et cetera, which they’re not encountering out by Hillsboro and that—those areas where there is also growth going on.

But I wanted to move away from that. Bruce, can I ask you a question? How sustainable do you feel the construction portfolio is in that area at this point in time?

(Bruce):	We’ve been very conservative in our construction portfolio and we feel that it’s quite sustainable. There’s really a lot of activity that continues on. I know that overall across the country construction is down, but there’s still a lot of business to be put on the books.

Louis Feldman:	And Mel, given the Town Center’s, you know, higher usage of brokerage CDs, and, you know, more hot money, how will you adjust that? What will your game plan be?

Melanie Dressel:	Well we’re certainly going to concentrate on growing core deposits and we’ll continue to provide resources to help the Town Center footprint grow. We also are continuing to grow the existing Columbia Banks’ core deposits. And as one organization that will certainly help as well.

Louis Feldman:	Okay. Thank you.

Melanie Dressel:	Yes.

Operator:	Your next question comes from Ross Haberman with Haberman Funds.

Melanie Dressel:	Hi, Ross.

Ross Haberman:	How are you, Melanie?

Melanie Dressel:	Good.

Ross Haberman:	Quick question regarding the Town Center Bank. In making this decision to get into Portland, I’ve got to assume you explored the de novo route. Maybe you could share a little bit of the thought with us for the $45—$40 or $45 million you’re spending, was it ever contemplated to open up—perhaps open up de novo since you already were in Oregon via your last acquisitions? And perhaps utilizing less than the $45 million you’re using here?

Melanie Dressel:

Yes we did think about that. And as you may know, Portland is a very competitive marketplace. And we determined that we did not want to just go in on a se novo basis. We felt that we needed to have an opportunity to expand quickly. And in order to do that, we needed to go through the acquisition mode.

We looked at the opportunities that were available in the Portland metropolitan area, and Town Center was clearly the bank that performed at a level that we were interested in acquiring.

Ross Haberman:	How many lenders does Town Center have now and do you expect to rapidly grow that—whatever the base is today?

Gary Schminkey:	We have six lenders and we are—like Melanie mentioned earlier, we’re always on the lookout for good, talented bankers.

Ross Haberman:	And just one final question. Regarding your loans, you had about $100 million. What would be your expectation in terms of loan growth given your bigger loan balance now, which you can lend on, oh for the next year or two?

Melanie Dressel:	Bruce, do you want to take that one?

Bruce Bryant:	Sure. Our forecast for 2007 was about $25 million loan growth. As I recall with the expanded opportunities, gosh it’s a little bit—not a little bit, it’s a lot exciting of what we will be able to do with the larger lending limits. It’ll open us up for talking with clients that we really haven’t been able to bank in the past.

Ross Haberman:	And just one final question, Melanie. In Portland, now that you’re there and you have a base to grow from, will further de novo branching be the main mode of expansion, or if you found another acquisition, you know, regionally or locally, would that be the more preferred way of going to further expand in Portland?

Melanie Dressel:

Well, I would think that we would do more de novo branching. And I wouldn’t want to send the signal out there that we wouldn’t be willing to talk to somebody else. But certainly this gives us a base from which to build.

And with a group of bankers that have been in the marketplace for a number of years; of being able to attract commercial bankers who because of our larger lending capabilities would be interested in coming to work with us, I would expect that de novo growth would be more likely.

Ross Haberman:	Just a follow-up from that. Given the multiples you paid for Town, are you sending an unrealistic expectation to a lot of other local banks given the prices you paid?

Melanie Dressel:	Well, we have to remember that Town Center was a high performing bank. And certainly, you know, the 21.7 times earnings were right in the general area of other deals, so I don’t think that we’ve set unreasonable expectations.

Ross Haberman:	Okay, thanks. The best of luck.

Melanie Dressel:	Thank you.

Operator:	Again, if you would like to ask a question, press star then the number one on your telephone keypad. Your next question comes from Aaron Deer with RBC Capital Markets.

Melanie Dressel:	Hi, Aaron.

Aaron Deer:	Hi. Good afternoon everyone, and congratulations on the deal.

Melanie Dressel:	Thank you.

Aaron Deer:	I guess back to keep coming back to Bruce but I just—I guess a question on the construction portfolio. It sounds like most of that is on the residential side. Is that correct, even though they break it up between what might be in commercial versus residential?

Bruce Bryant:	Most of it is on the residential side. Our construction portfolio is about 25% of our total portfolio, so it’s not a huge part of our portfolio. And that residential side, there’s—the lower price point homes — $250,000 to $300,000 properties.

Aaron Deer:	And what are you seeing now in current activity in—how’s the environment holding up?

Bruce Bryant:

Really very good. Where the big slowdown is and where I think the inventory got a little bit ahead of itself is in that $400,000 to $700,000 range. So there’s some overhang there, but you talk to the realtors, you know, they look at the available inventory compared to history from a few years ago and there’s not a real oversupply.

You drive around our area and I see unsold new homes in that $400,000 to $700,000 price range. But they’ll be absorbed. This is an attractive area and migration is still pretty darn strong, and so the little oversupply that we see will be taken out.

Aaron Deer:	All right. Melanie, with these acquisitions, will this kind of satisfy the appetite for the acquisitions for the time being and are there other markets that you might be looking at? Are those kind of on hold for now? I know in the past you’ve talked a little bit about maybe branching East further into Idaho. Where do things stand at this point?

Melanie Dressel:

Well we do want to be a Pacific Northwest regional community bank, and so that takes in a much broader geographic area than we’re in right now. We haven’t done an acquisition over the last couple of years, although certainly there have been many opportunities. We’re just very selective about how we go about analyzing opportunities that might be out there.

I think that it’s quite possible that we’re going to see maybe more opportunities here over the next few years just in light of the interest rate environment and regulatory environment. So we don’t have a need to continually do acquisitions. What we do have a need to do is to continue our growth very strategically and with an eye towards profitability and return to our shareholders. And we just will analyze opportunities as they arrive.

Aaron Deer:	Okay. Thanks and congratulations again.

Melanie Dressel:	Thank you very much.

Operator:	Your next question comes from Louis Feldman with Punk Ziegel and Company.

Melanie Dressel:	Hello again, Lou

Louis Feldman:	Yes, couple of questions. Bruce, last time I visited with you, you talked about Key Bank probably being your biggest competitor. And for the most part you always stood alone in that comment because no one else ever said that Key was really competing with them. Who have you been running into most recently on the East side?

Bruce Bryant:

Well, that’s interesting. You know, they were a key competitor for quite some time. They had their small business lending center located really in our neighborhood. And it was a—it was just an excellent group of bankers.

They have decided over the last year or so to break that unit up. I’m not sure why, but they’ve kind of broken that up, moved people around. And in fact, we were very happily one of the recipients of that group. We just added one of their lenders that had been in that center in our market for the last 13/14 years — a commercial lender. And Lou, you know how difficult it is to find that kind of experience…

Louis Feldman:	Yes.

Bruce Bryant

And so we were the happy recipient and added her to our team just 90 days ago.

Right on the heels of that, we were successful in adding yet another in market lender, who had been with a local competitor, West Coast, the last 15 years. And likewise, we were successful in adding her to our team.

Louis Feldman:	So when you’re bidding out on deals, who do you run into more often? Do you run into Clackamas Community, do you run into, you know, the big guys or West Coast?

Bruce Bryant	Yes. You run in- we’re running into Key Bank some and West Coast. Umpqua is pretty active. I mean, we’ve got a lot of competition in the area. There’s no doubt about that. And I think that’s good and I think that’s healthy.

Louis Feldman:	Okay. And then Gary, can you touch on your expectations on margin impact for this—in the back of this year since this is scheduled to go sometime in Q3 or early Q4?

Gary Schminkey:	You’re talking just the margins?

Louis Feldman:	Yes.

Gary Schminkey:

Well, I would imagine that depending on the interest rate environment, if it were steady for example, we’ve got a good margin down in Portland. You know, we have a good margin at Mountain Bank, and I think we have an opportunity to replace some brokerage CDs with some core deposits and some other type funding, and maybe even some funds from the investment portfolio.

I haven’t completed the full analysis of how we would factor in the sales of parts of the investment portfolio and so on, but some of that would be included. So I would hope at least, in combining the three that we would be able to maintain through the interest rate environment that we have.

Louis Feldman:	Will you likely—how likely are you to dump the two investment portfolios, given the opportunity to mark them to market as the deal closes?

Bruce Bryant:

Yes. Well we do have that opportunity and I think that will be something that we’re going to be spending a lot more time with over the next month or two. There are some opportunities in our end of the year.

You know, we were in a borrowing position with HLB advances. And we do have good sources of liquidity, so there is probably a strong likelihood that we would at least do some of it.

Louis Feldman:	Okay. Thank you.

Bruce Bryant:	Thanks, Lou

Melanie Dressel:	Thanks.

Operator:	Again, if you would like to ask a question, press star then the number one on your telephone keypad. There are no further questions at this time.

Melanie Dressel:	Okay. Well, thank you very much, everyone, for joining us.

Operator:	This concludes today’s conference call. You may now disconnect.

END

Columbia Note Regarding Forward Looking Statements

The slides include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate,” “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the reports of Columbia filed with the Securities and Exchange Commission (the “SEC”), particularly its Form 10-K for the fiscal year ended December 31, 2006, for a discussion of risks, uncertainties and other factors that may cause actual results to differ materially from those contemplated by the forward looking statements. Additional factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include failure of the respective companies’ shareholders to approve either or both of the transactions discussed in the slides, delays or other difficulties in obtaining required regulatory approvals of one or both of the transactions, or failure to consummate one or both of the transactions for any other reason.

Additional Information About the Transaction and Where to Find It

In connection with the proposed acquisition of Town Center Bancorp, Columbia intends to file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Town Center Bancorp that also constitutes a prospectus of Columbia. Town Center will mail the proxy statement/prospectus to its shareholders. Shareholders of Town Center and other interested parties are urged to read the proxy statement/prospectus when it becomes available and other relevant documents Columbia have filed or will file with the SEC at the SEC’s website at www.sec.gov because they contain important information. The proxy statement/prospectus

(when it is available) and other documents may also be obtained free of charge by requesting them in writing from Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 A Street, Suite 800, Tacoma, Washington 98402. Copies of the proxy statement/prospectus may also be obtained for free by contacting Bob Ekblad, Executive Vice President & Chief Financial Officer, Town Center Bancorp, 0413 SE 82nd Avenue, Portland, OR 97266.

Participants in the Solicitation

Town Center, Columbia and their respective directors, executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies from Town Center shareholders in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Town Center shareholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Columbia’s executive officers and directors in Columbia’s definitive proxy statement on Schedule 14A filed with the SEC on March 19, 2007. Information relating to Town Center’s directors and executive officers will be included in the proxy statement/prospectus that will be filed with the SEC. You can also obtain free copies of these documents from Columbia using the contact information above.